EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy A. Johnson
Vice President, Strategic
Planning and Investor Relations
614-278-6622

BIG LOTS REPORTS JUNE RETAIL SALES OF $408.2 MILLION AS
COMPARABLE STORE SALES INCREASE 1.1%

COMPANY REVISES SALES AND EARNINGS GUIDANCE

Columbus, Ohio – July 7, 2005 – Big Lots, Inc. (NYSE: BLI) today reported retail sales for the five weeks ended July 2, 2005 of $408.2 million, a 6.9% increase compared to retail sales of $381.8 million for the same period in fiscal 2004. Comparable store sales for all stores open at least two years as of the beginning of the fiscal year increased 1.1% in June, with the value of the average basket increasing 2.7% and the number of customer transactions decreasing 1.6%. As a reminder, June’s results were impacted by the planned reduction of an unproductive advertising circular distributed in the prior year. The Company believes the impact of one less advertising circular benefited earnings slightly, but reduced comparable store sales by an estimated 1% for the month with similar levels of decline between customer transactions and the average basket.

Retail sales increased 6.1% to $747.8 million for the nine week quarter to date period ended July 2, 2005, compared to $705.1 million for the same period in fiscal 2004. Comparable store sales increased 0.5% for the quarter to date period with the value of the average basket increasing 2.0% and the number of customer transactions decreasing 1.5%.

For the twenty-two week year to date period ended July 2, 2005, retail sales increased 7.1% to $1,833.6 million, compared to $1,712.2 million for the same period in fiscal 2004. Comparable store sales increased 1.6% for the year to date period with the value of the average basket increasing 4.0% and the number of customer transactions decreasing 2.4%.

				Comparable		2005 Comparable
	Retail Sales ($ in millions)			Store Sales		Store Sales Detail
	2005	2004	Change	2005	2004	Customers	Basket
June	$408.2	$381.8	6.9%	1.1%	-2.4%	-1.6%	2.7%
Quarter to Date	$747.8	$705.1	6.1%	0.5%	1.9%	-1.5%	2.0%
Year to Date	$1,833.6	$1,712.2	7.1%	1.6%	2.4%	-2.4%	4.0%

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

The 1.1% increase in June comparable store sales was below the Company’s expectations for the month, which called for a comparable store sales increase of 3% to 5%. As expected, the value of the average basket, up 2.7%, accounted for the comparable store sales increase for the month. In particular, sales of seasonal merchandise along with the growth of the Company’s furniture business were the key drivers. The Company had been cautiously optimistic that customer transactions would be relatively flat in June as it began to anniversary negative transaction results of 2004. However, customer transactions declined 1.6% for the month of June, leading the Company to revise its sales expectations for the next several months.

In addition to these sales trends, the gross margin rate is trending below plan. The Company anticipates higher levels of markdowns may be necessary in order to keep inventory fresh while increasing the mix of closeout merchandise entering the holiday selling season. The Company is making progress towards its stated goal of increasing the level of closeout merchandise in its stores; however, the initial markup on this type of product is currently trending lower than the import goods it is replacing in the merchandise assortment. Additionally, similar to many other retailers, domestic transportation costs have been rising due to higher diesel fuel prices.

Based on current customer transaction trends and gross margin challenges, which are expected to exist for the next several months, the Company has revised its sales and earnings guidance for the balance of the fiscal year, which is detailed in the attached table. The Company estimates comparable store sales for the second quarter to be in a range of flat to an increase of 2%, which assumes a comparable store sales increase in the range of 1% to 3% for the month of July. Accordingly, the Company estimates the second quarter results from continuing operations will be a loss per share in the range of $0.09 to $0.12.

Recognizing this uncertain economic environment, the Company believes it is prudent to adjust sales and earnings guidance for the third and fourth quarters to reflect the anticipated continuation of the current trends in customer transactions and gross margin. The Company estimates comparable store sales will increase in the range of 1% to 3% for both the third and fourth quarters. The Company estimates this lower level of sales and gross margin will result in a loss per share from continuing operations of $0.18 to $0.22 for the third quarter. For the fourth quarter, the Company estimates earnings per share from continuing operations will be in the range of $0.54 to $0.59 as lower annual bonus expense is expected to partially offset the shortfall in sales and gross margin.

This guidance update contains no incremental provision relating to costs associated with the bankruptcy of KB Toys, formerly a subsidiary of the Company.

Big Lots, Inc. is the nation’s largest broadline closeout retailer. The Company operates a total of 1,530 stores in 46 states operating as BIG LOTS and BIG LOTS FURNITURE. Wholesale operations are conducted through BIG LOTS WHOLESALE, CONSOLIDATED INTERNATIONAL, WISCONSIN TOY and with online sales at www.biglotswholesale.com. The Company’s website is located at www.biglots.com.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

Cautionary Statement Concerning Forward-Looking Statements for Purposes of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statements. The Company wishes to take advantage of the “safe harbor” provisions of the Act.

This release, as well as other verbal or written statements or reports made by or on the behalf of the Company, may contain or may incorporate material by reference which includes forward-looking statements within the meaning of the Act. By their nature, all forward-looking statements involve risks and uncertainties. Statements, other than those based on historical facts, which address activities, events, or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy, expansion and growth of the Company’s business and operations, future earnings, store openings and new market entries, anticipated inventory turn, and other similar matters, as well as statements expressing optimism or pessimism about future operating results or events, are forward-looking statements, which are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “intend,” and similar expressions generally identify forward-looking statements. The forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Although the Company believes the expectations expressed in forward-looking statements are based on reasonable assumptions within the bounds of its knowledge of its business, actual events and results may materially differ from anticipated results described in such statements.

The Company’s ability to achieve the results contemplated by forward-looking statements is subject to a number of factors, any one, or a combination, of which could materially affect the Company’s business, financial condition, results of operations, or liquidity. These factors may include, but are not limited to:

•	the Company’s ability to source and purchase merchandise on favorable terms;

•	interruptions and delays in merchandise supply from the Company’s and its vendors’ foreign and domestic sources;

•	risks associated with purchasing, directly or indirectly, merchandise from foreign sources, including increased import duties and taxes, imposition of more restrictive quotas, loss of “most favored nation” trading status, currency fluctuations, work stoppages, transportation delays, foreign government regulations, political unrest, natural disasters, war, terrorism, and trade restrictions including retaliation by the United States against foreign practices;

•	the ability to attract new customers and retain existing customers;

•	the Company’s ability to establish effective advertising, marketing, and promotional programs;

•	economic and weather conditions which affect buying patterns of the Company’s customers;

•	changes in consumer spending and consumer debt levels;

•	the Company’s ability to anticipate buying patterns and implement appropriate inventory strategies;

•	continued availability of capital and financing on favorable terms;

•	competitive pressures and pricing pressures, including competition from other retailers;

•	the Company’s ability to comply with the terms of its credit facilities (or obtain waivers for noncompliance);

•	significant interest rate fluctuations and changes in the Company’s credit rating;

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

•	the creditworthiness of the purchaser of the Company’s former KB Toys business;

•	the Company’s indemnification and guarantee obligations with respect to approximately 390 KB Toys store leases and other real property leases, some or all of which may be rejected or materially modified in connection with the pending KB Toys bankruptcy proceedings, as well as other potential costs arising out of the KB Toys bankruptcy;

•	litigation risks and changes in laws and regulations, including changes in accounting standards, the interpretation and application of accounting standards, and tax laws;

•	transportation and distribution delays or interruptions that adversely impact the Company’s ability to receive and/or distribute inventory;

•	the impact on transportation costs from the driver hours of service regulations adopted by the Federal Motor Carriers Safety Administration that became effective in January 2004;

•	the effect of fuel price fluctuations on the Company’s transportation costs and customer purchases;

•	interruptions in suppliers’ businesses;

•	the Company’s ability to achieve cost efficiencies and other benefits from various operational initiatives and technological enhancements;

•	the costs, interruptions, and problems associated with the implementation of, or failure to implement, new or upgraded systems and technology;

•	the effect of international freight rates and domestic transportation costs on the Company’s profitability;

•	delays and costs associated with building, opening, and modifying the Company’s distribution centers;

•	the Company’s ability to secure suitable new store locations under favorable lease terms;

•	the Company’s ability to successfully enter new markets;

•	delays associated with constructing, opening, and operating new stores;

•	the Company’s ability to attract and retain suitable employees; and

•	other risks described from time to time in the Company’s filings with the SEC, in its press releases, and in other communications.

The foregoing list is not exhaustive. There can be no assurances that the Company has correctly and completely identified, assessed, and accounted for all factors that do or may affect its business, financial condition, results of operations, and liquidity. Additional risks not presently known to the Company or that it believes to be immaterial also may adversely impact the Company. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition, results of operations, and liquidity. Consequently, all of the forward-looking statements are qualified by these cautionary statements, and there can be no assurance that the results or developments anticipated by the Company will be realized or that they will have the expected effects on the Company or its business or operations.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are advised, however, to consult any further disclosures the Company may make on related subjects in its public announcements and SEC filings.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

BIG LOTS
2005 GUIDANCE
RANGE OF EXPECTATIONS

(Revised July 7, 2005)

		Comps	Gross Margin Rate	SG & A Rate	E.P.S

Annual	2005 @ 7/7	1% - 3%	40.1% - 40.5%	38.9% - 38.5%	$0.31 - $0.37
	2005 @ 5/17	3% - 4%	40.7% - 41.1%	38.8% - 38.4%	$0.54 - $0.60
	2004 (a,b,c)	0.0%	40.6%	39.1%	$0.27

Q1	2005 Actual	2.4%	40.8%	39.6%	$0.07
	2004 (c)	2.7%	41.2%	39.9%	$0.05

Q2	2005 @ 7/7	0% - 2%	39.7% - 40.1%	41.6% - 41.2%	$(0.09) - $(0.12)
	2005 @ 5/17	3% - 5%	40.6% - 41.0%	40.7% - 40.3%	$(0.01) - $0.03
	2004 (c)	0.2%	40.8%	41.6%	($0.07)

Q3	2005 @ 7/7	1% - 3%	39.5% - 39.9%	43.3% - 42.9%	$(0.18) - $(0.22)
	2005 @ 5/17	3% - 5%	40.9% - 41.3%	42.8% - 42.4%	$(0.08) - $(0.12)
	2004 (a,b,c)	-1.4%	40.4%	43.2%	($0.23)

Q4	2005 @ 7/7	1% - 3%	40.0% - 40.4%	33.3% - 32.9%	$0.54 - $0.59
	2005 @ 5/17	2% - 4%	40.7% - 41.1%	33.6% - 33.2%	$0.57 - $0.62
	2004 (a,c)	-1.3%	40.2%	33.7%	$0.51

(a)	Includes $0.05 charge in the third quarter and $0.01 benefit in the fourth quarter related to the retirement of senior notes during the third quarter of fiscal 2004

(b)	Excludes KB Toys matters recorded as discontinued operations

(c)	2004 Results have been restated for lease accounting corrections as described in our Form 10K filed with the SEC on April 18, 2005.

Period	Basis Point Change - 2005 to 2004

Annual	(50) - (10)	20 - 60
Q1	(40)	30
Q2	(110) - (70)	Flat - 40
Q3	(90) - (50)	(10) - 30
Q4	(20) - 20	40 - 80